Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is entered into and effective as of March 18, 2022 (“Effective Date”) by and between CROSSING HOLDINGS, LLC, a California limited liability company (“Landlord”) and DESIGN THERAPEUTICS, INC, a Delaware corporation (“Tenant”), with reference to the recitals set forth below:

RECITALS

A.
Landlord and Tenant entered into that certain Lease dated as of February 2, 2021 (the “Original Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 12,371 rentable square feet of space commonly known as Suites 110, 115, and 150 (the “Original Premises”) within the office building located at 6005 Hidden Valley Road, Carlsbad, California (the “Building”).

B.
Tenant desires to lease an additional approximate 4,900 rentable square feet comprised of Suite 210 (subject to remeasurement) as shown on the Space Plan in Exhibit A, attached hereto and incorporated herein (the “Expansion Premises”).

C.
The Term for the Original Premises is seventy-two (72) months and shall expire on August 31, 2027 (the “Expiration Date”).

D.
The parties desire to amend the Original Lease to memorialize the foregoing and to further modify the Original Lease only as set forth in this First Amendment.

AGREEMENT

NOW THEREFORE, based on the foregoing recitals, the truth and accuracy of which are hereby confirmed by the parties, and for and in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.
Defined Terms. Initially capitalized terms not defined herein shall have the meanings given to them in the Original Lease.
2.
Expansion Premises. Effective as of the Expansion Premises Commencement Date (defined below), Landlord leases to Tenant and Tenant leases from Landlord the Expansion Premises under all the same terms and conditions set forth in the Original Lease, except as specifically modified by this First Amendment. Commencing on the Expansion Premises Commencement Date, the definition of “Premises” in Section B of the Basic Lease Provisions of the Original Lease shall mean collectively the Original Premises and the Expansion Premises, and wherever the term “Premises” appears in the Original Lease, it shall refer to the foregoing. Tenant shall use the Expansion Premises only for the Permitted Use as set forth in the Original Lease.

3.
Delivery Of Possession. Landlord shall deliver to Tenant possession of the Expansion Premises at such time as the Expansion Premises is Substantially Complete (as defined in Section 11 below), which date is anticipated to be no later than July 1, 2022 (“Anticipated Delivery Date”). If Landlord is unable to so deliver possession of the Expansion Premises to Tenant in the agreed condition on or before the Anticipated Delivery Date, as the same may be extended due to a Tenant’s Delay, Landlord shall not be in default under the Lease, nor shall the Lease be void, voidable or cancelable by Tenant; however, as Tenant’s sole remedy, Tenant shall be entitled to one (1) day of abatement of Expansion Premises Base Rent for each day Landlord fails to deliver the Expansion Premises after the Delivery Grace Period until delivery occurs, which day for day abatement shall be applied beginning after Abatement Period (as defined in Section 6 below), and in no event shall Landlord be liable in damages to Tenant for such delay or failure to deliver the Premises. The foregoing day for day abatement of Expansion Premises Base Rent shall be limited to sixty (60) days (the “Expansion Premises Abatement Period”). The “Delivery Grace Period” shall be the seven (7) day period between the Anticipated Delivery Date and the actual delivery date of the Expansion Premises. For the avoidance of doubt, the Expansion Premises Abatement Period shall commence at the expiration of the Grace Period; which Grace Period shall be extended for such number of days as Landlord may be delayed in delivering possession of the Expansion Premises to Tenant by reason of Force Majeure (as defined in the Original Lease) or Tenant’s Delay (as defined in Section 11 below). If Landlord is unable to deliver possession of the Expansion Premises with the Tenant Improvements Substantially Complete by the expiration of the Expansion Premises Abatement Period, then Tenant’s sole remedy (at Tenant’s option) shall be to terminate this First Amendment by written notice delivered to Landlord within ten (10) days after the expiration of the Expansion Premises Abatement Period (as extended, if applicable), in which event Landlord and Tenant shall be discharged from all obligations hereunder, provided the Landlord immediately returns to Tenant all amounts previously paid by Tenant to Landlord (if applicable) in connection with the Expansion Premises.
4.
Rentable Area. Landlord may remeasure the rentable square footage amounts of the Expansion Premises after Substantial Completion (“Initial Remeasurement”), which may differ from those set forth in this First Amendment, in which case, Landlord may correct all amounts, percentages and figures appearing or referred to in this First Amendment based upon rentable square feet (including, without limitation, the amount of the Expansion Premises Base Rent and Tenant's Share) by written notice to Tenant. For the avoidance of doubt, Landlord shall not again remeasure the rentable square footage of the Expansion Premises during the Expansion Premises Term after the Initial Remeasurement.
5.
Expansion Premises Term. Subject to earlier termination pursuant to the Original Lease, the term for the Expansion Premises (the “Expansion Premises Term”) shall be approximately sixty-six (66) months, commencing on the Effective Date of this First Amendment (the “Expansion Premises Commencement Date”), and expiring on August 31, 2027, such that the Expansion Premises Term and the Original Premises Lease Term are coterminous and shall concurrently expire on the Expiration Date. Tenant shall have the right to enter the Expansion Premises at least twenty one (21) days prior to the Substantial Completion of the Tenant Improvements (the “Early Access Period”) for the purpose of installing its required wiring or cabling, moving its fixtures, furniture and equipment and other moving related activities, provided that such possession shall be at the sole risk of Tenant and without liability to Landlord, and subject to all of the terms, covenants and conditions of the Lease, except that Tenant shall not be required to pay Expansion Premises Base Rent during the Early Access Period.
6.
Expansion Premises Base Rent. Commencing on the Expansion Premises Commencement Date, the Base Rent for the Expansion Premises (“Expansion Premises Base Rent”) shall be as set forth in the Expansion Premises Base Rent Schedule in this Section below:

Expansion Premises Base Rent Schedule

Dates	Base Rent Per Sq. Ft. of Expansion Premises
Expansion Premises Commencement Date - 02-28-2023*	$2.250
03-01-2023 - 02-29-2024	$2.318
03-01-2024 - 02-28-2025	$2.387
03-01-2025 - 02-28-2026	$2.459
03-01-2026 - 02-28-2027	$2.532
03-01-2027 - 08-31-2027	$2.608

*provided that Tenant is not in default of any of Tenant’s obligations in the Lease beyond the applicable notice and cure periods, and Tenant has not been late on any payment of Rent, approximately three (3) months of the Expansion Premises Rent (including Expansion Premises Base Rent, Tax Rent, and Operating Expense Rent for the Expansion Premises only) shall be abated for the period beginning on the Effective Date of this First Amendment through June 15, 2022 (“Abatement Period”). For the avoidance of doubt, Tenant shall continue to pay Rent for the Original Premises as set forth in the Original Lease during the Abatement Period. In the event of a default beyond applicable notice and cure periods by Tenant under the terms of the Lease, then in an addition to all remedies available to Landlord, Landlord shall be entitled to the recovery of the unamortized portion of the Rent that was abated under the provisions of this Section. Commencing on the Expansion Premises Commencement Date, the definition of “Base Rent” in Section 6 of the Original Lease shall mean collectively the Base Rent for the Original Premises and the Expansion Premises Base Rent, and wherever the term “Base Rent” appears in the Original Lease, it shall refer to the foregoing.

7.
Tenant’s Share. Effective as of the Expansion Premises Commencement Date and subject to the Abatement Period as referenced in Section 6, Tenant’s Share as defined in Paragraph L of the Basic Lease Provisions of the Original Lease shall be 24.134%, which Tenant’s Share shall apply to Tenant’s payment of Operating Expense Rent, Tax Rent, and as otherwise set forth in the Lease.
8.
Parking. Effective as of the Expansion Premises Commencement Date, Tenant shall be entitled to fifteen (15) parking spaces (in addition to the thirty-seven (37) parking spaces allocated to Tenant in Section P of the Basic Lease Provisions of the Original Lease), such that the total parking spaces allocated to Tenant and defined in Section P of the Basic Lease Provisions of the Original Lease shall be fifty-two (52).

9.
Signage. Landlord shall, at Landlord’s cost and expense, install suite entry signage to the Expansion Premises, in accordance with Landlord’s Building signage program.
10.
Option to Extend Expansion Premises Term. Provided Tenant is in compliance with all obligations under the Lease, Tenant’s Option to Extend set forth in Section H of the Basic Lease Provisions of the Original Lease and Exhibit “F” to the Original Lease shall apply to the Original Premises and the Expansion Premises, such that Tenant shall have the right to extend the Expansion Premises Term concurrently with the Original Premises subject to the terms therein. Section 1 of Exhibit F to the Original Lease shall also be modified such that Tenant’s option to extend the term of the Lease shall commence on the Expiration Date of the Lease Term, and not the “expiration of the third year of the Lease Term”.
11.
Construction of Expansion Premises.
a.
Tenant Improvements. Landlord shall, through its general contractor (the “Contractor”), construct, furnish and install improvements in and to the Expansion Premises, substantially in accordance with the Space Plan in Exhibit A, attached hereto (the “Tenant Improvements”). The quantities, character and manner of installation of all of the Tenant Improvements shall be subject to the limitations imposed by any applicable governmental regulations relating to conservation of energy and by applicable building codes and regulations. In addition, Tenant agrees that the Tenant Improvements shall not require Landlord to perform work which would (i) require changes to structural components of the Building or the exterior design of the Building; (ii) require any material modification to the Building’s mechanical or electrical systems; (iii) be incompatible with the Building plans filed with the City of Carlsbad, California; or (iv) delay the completion of the Expansion Premises beyond the Anticipated Delivery Date unless such delay was caused by Landlord’s willful misconduct.
b.
Space Planning. Landlord and Tenant acknowledge and agree that the Space Plan in Exhibit A, attached hereto, fully incorporates the layout for the Expansion Premises. Landlord shall be authorized to cause Landlord’s Architect and engineers to prepare all architectural and engineering plans and specifications required for the construction of the Tenant Improvements in conformance with the base building and tenant improvement standard specifications of the Building based on the Space Plan (the “Working Drawings”). The Working Drawings, together with any changes required by the City of Carlsbad and approved for building permits for the Tenant Improvements shall be the “Approved Plans”.
c.
Cost of Tenant Improvements. Provided that Tenant is not in default under the Lease beyond applicable notice and cure periods, Landlord shall contribute a maximum of One Hundred Seventy One Thousand Three Hundred 00/100 Dollars ($171,300.00) (the “Tenant Improvement Allowance”) towards the cost of the Tenant Improvements (which cost shall include, the costs of construction, the cost of permits and permit expediting, and architectural and engineering services obtained by Landlord in connection with the Tenant Improvements, the Contractor’s fees, Landlord’s fee for construction administration in an amount equal to the amount charged by Landlord’s construction manager and Tenant’s signage). The Tenant Improvement Allowance shall not be utilized for furniture costs, any telecom/cabling costs, or any other purpose not specified herein. To the extent that the actual cost of the Tenant Improvements is less than the Tenant Improvement Allowance, Landlord shall be entitled to the benefit of such savings. Tenant shall not be entitled to any credit against Rent, nor change in Approved Plans to utilize such savings. Tenant shall bear and pay the cost of the Tenant Improvements (including but not limited to all of the foregoing fees and costs) in excess of the Tenant Improvement Allowance, if any (“Excess Costs”). As a condition to commencing construction, Landlord shall have the option to require Tenant to pay to Landlord such Excess Costs for application to the cost of the Tenant Improvements, as they are incurred. In any event, Excess costs shall be applied in pari passu with any then remaining portion of the Tenant Improvement Allowance.
d.
Tenant’s Work. Landlord and Tenant acknowledge and agree that certain work required for Tenant’s occupancy of the Expansion Premises, including but not limited to the procurement and installation of furniture, trade fixtures, equipment, artwork and interior signage are beyond the scope of the Tenant Improvements and shall be performed by Tenant or its contractors at Tenant’s sole cost and expense. All such work (“Tenant’s Work”) shall be subject to Landlord’s prior written approval. By prior arrangement with Landlord’s property manager, Tenant shall be permitted access to the Expansion Premises during the Early Access Period in order to perform the Tenant’s Work, and Tenant shall adopt a construction/installation schedule for Tenant’s Work in conformance with the Contractor’s schedule, and shall perform Tenant’s Work in such a way as not to hinder or delay the operations of Landlord or the Contractor in the Building. Any costs actually incurred by Landlord as a result of any interference with Landlord’s operations by Tenant or its contractors shall be paid by Tenant to Landlord within ten (10) days of demand. Tenant’s contractors shall be subject to the administrative supervision of the Contractor. Tenant’s Work shall comply with all of the following requirements:
(i)
Tenant’s Work shall not proceed until Landlord has approved in writing, such approval not to be unreasonably withheld, conditioned or delayed: (i) Tenant’s contractors, (ii) proof of the amount and coverage of public liability and property damage insurance carried by Tenant’s contractors in the form of an endorsed insurance certificate naming Landlord, the Contractor, and the agents of Landlord and the Contractor as additional insureds, in an amount not less than two million dollars, and (iii) general plans and specifications for Tenant’s Work.
(ii)
Tenant’s Work shall be performed in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any event, all of Tenant’s Work shall comply with all applicable laws, codes and ordinances of any governmental entity having jurisdiction over the Building. Landlord shall have no responsibility for Tenant’s failure to comply with such applicable laws.
(iii)
In connection with Tenant’s Work (e.g., delivering or installing furniture or equipment), Tenant or its contractors shall arrange for any necessary hoisting or elevator service with Landlord and shall pay such reasonable costs for such services as may be charged by Landlord.
(iv)
Tenant shall pay Landlord within ten (10) days of such demand for any extra expense actually incurred by Landlord by reason of faulty work done by Tenant or its contractors, by reason of damage to existing work caused by Tenant or its contractors, or by reason of inadequate cleanup by Tenant or its contractors.
e.
Substantial Completion. “Substantial Completion” (or “Substantially Complete” or “Substantially Completed”) shall mean with regard to the Tenant Improvements, the earliest to occur of (i) Landlord’s delivery to Tenant of the final certificate of approval or other applicable permit issued for the Tenant Improvements signed by the appropriate City of Carlsbad inspector, (ii) Tenant’s occupancy of all or any part of the Expansion Premises (other than for the purpose of performing the Tenant’s Work), (iii) the date that Landlord’s Architect furnishes a certificate of substantial completion confirming that the Tenant Improvements have been substantially completed, subject to minor details of construction, decoration or mechanical adjustment which do not unreasonably affect Tenant’s ability to do business in the Expansion Premises, or (iv) the date upon which Tenant opens for business in the Expansion Premises.
f.
Tenant’s Delay. If Landlord shall be delayed in substantially completing the Tenant Improvements as a result of any of the following (each, a “Tenant’s Delay”):

(i) Tenant’s failure to furnish the information, instructions and plans required of it or approve the Working Drawings, within the applicable time periods; or

(ii) Any changes in the scope of the Tenant Improvements from that set forth in the Working Drawings requested by Tenant after approval thereof pursuant to this Section 11; or

(iii) Any changes requested by the Tenant to the Approved Plans; or

(iv) Any material interruption or interference in Landlord’s construction of the Tenant Improvements caused by Tenant, its contractors or its vendors; or

(v) Tenant’s failure to timely pay any amounts which Tenant is obligated to pay under this Section 11;

then the date upon which the payment of Expansion Premises Base Rent and shall commence shall be advanced by the cumulative duration of such Tenant’s Delays.

12.
Tenant Acknowledgements. Tenant acknowledges to Tenant’s actual knowledge, as follows:
a.
That all prior abatements of Rent contained in the Original Lease have been received by Tenant, and Tenant is not entitled to any additional abatements of Rent.
b.
That the Tenant Improvement Allowance contained in the Original Lease has been received by Tenant and Tenant is not entitled to any additional tenant improvement allowances. Furthermore, Tenant acknowledges that all work done related to any prior tenant improvement allowance for the Original Premises has been properly and timely done and Tenant has no claims relating to the foregoing against Landlord.

13.
No Default. Tenant hereby represents and warrants to Landlord based on Tenant’s actual knowledge that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Original Lease and that there are no breaches or defaults which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.
14.
Brokers. Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker, agent, or finder in connection with the negotiation of this First Amendment, and that they know of no other real estate broker, agent, or finder who is entitled to a commission or finder’s fee in connection with this First Amendment. Any commission or fee shall be paid to Broker pursuant to the terms of a separate agreement. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, or finder. The terms of this Section will survive the expiration or earlier termination of the Expansion Premises Term.
15.
No Other Modifications. Except as expressly set forth herein, the Original Lease remains unchanged, unmodified, and continues in full force and effect.
16.
Integration and Modification. Upon the mutual execution and delivery of this First Amendment, all references to the “Lease” shall mean the Original Lease as modified by this First Amendment. In the event of any conflict between the Original Lease and this First Amendment, the terms of this First Amendment shall control. All of the terms and conditions of the Original Lease shall remain in full force and except as expressly modified by this First Amendment and no further modification shall be effective unless it is in writing and executed by Landlord and Tenant.
17.
Authority of Signatory. The individual(s) signing below on behalf of the parties hereby represents and warrants that each party is organized and qualified to do business in California, that they are the officer of the entity indicated, and that they have full power and authority to execute and deliver this First Amendment on behalf of the applicable entity.
18.
Attachments. The Exhibits, schedules and other instruments (if any) attached hereto are hereby incorporated herein by this reference.
19.
Entire Agreement. This First Amendment sets forth the entire understanding of the parties hereto and supersedes any prior oral or written agreements with respect to the subject matter hereof. This First Amendment may be modified only by a written instrument signed by all of such parties.
20.
Counterparts. This First Amendment may be executed by facsimile, electronic signature, and in one or more counterparts, each of which shall be deemed to be original, but all of which, taken together, shall constitute one and the same document.
21.
Enforceability. In the event that one or more provision of this First Amendment should be found invalid or unenforceable, then the parties hereto expressly intend that such provision shall be construed in such a way as to permit enforcement to the maximum extent permitted by law, and the balance of this First Amendment shall remain in full force and effect.
22.
Waiver. No waiver of any term, condition, default or breach hereof shall constitute the waiver of any other term, condition or other default or breach hereof, nor shall a failure to enforce any provision hereof operate as a waiver of such provision or any other provision or right of enforcement hereunder.
23.
Headings. The headings preceding each section are inserted merely as a matter of convenience and shall not be deemed to be a part of this First Amendment.
24.
Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

THE SUBMISSION OF THIS FIRST AMENDMENT FOR EXAMINATION OR SIGNATURE BY TENANT IS NOT A COMMITMENT BY LANDLORD OR ITS AGENTS TO HONOR THE TERMS OF THIS FIRST AMENDMENT. THIS FIRST AMENDMENT SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT.

Signatures appear on the following page.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease as of the Effective Date first set forth above.

TENANT DESIGN THERAPEUTICS, INC. a Delaware corporation By: /s/ Joao Siffert Name: Joao Siffert Title: President and CEO	LANDLORD CROSSING HOLDINGS, LLC, a California limited liability company By: /s/ Xander Grey Name: Xander Grey Title: Property Manager

Exhibit A

Expansion Premises - Space Plan